EXHIBIT 8.1

FORM OF ROPES & GRAY LLP OPINION

                    , 2004

Xerium Technologies, Inc.

One Technology Drive

Westborough Technology Park

Westborough, MA 01581

Ladies and Gentlemen:

We have acted as counsel to Xerium Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 22, 2004, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to (i) the issuance by the Company of              Income Deposit Securities (“IDSs”), representing              shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) and $              million aggregate principal amount of senior subordinated notes due 2019 (the “IDS Notes”) and (ii) the separate issuance by the Company of $              million aggregate principal amount of senior subordinated notes due 2019 (together with the IDS Notes, the “Notes”). The Notes will be issued under the indenture (the “Indenture”) among the Company, certain subsidiaries of the Company, and             , as trustee.

In rendering the opinion set forth below, we have examined and relied upon the Registration Statement, a form of stock certificate for the Class A Common Stock, a form of Note, a form of the IDSs, and the form of the Indenture, which have each been filed with the Commission as exhibits to the Registration Statement. We have examined and relied upon the originals, or duplicates or certified or conformed copies, of other documents, certificates and records, and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. We have also relied upon certain factual representations and determinations made by the Company to us and in the Registration Statement, including the representation that the Company expects and intends to meet its payment obligations on the notes in accordance with their terms, and upon the following material opinions of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, substantially to the effect:

•	when taken together and considered as a whole, the term, interest rate and other material provisions of the Notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender or investor in corporate debt not otherwise owning our equity, bargaining at arm’s length, would reasonably agree;

•	the aggregate principal amount of the Notes and the Company’s other indebtedness in relation to the fair market value of the Company’s equity at the completion of the offering is commercially reasonable under the circumstances;

•	the ratio of the Company’s total outstanding indebtedness to the fair market value of its equity at the completion of this offering, will not exceed :1.00;

•	the ratio of our Adjusted EBITDA (as calculated under the Indenture) to fixed charges and ratio of total indebtedness to Adjusted EBITDA (as calculated under the Indenture) are commercially reasonable under the circumstances and are reasonably comparable to those of similarly situated corporate bond issuers; and

•	after 45 days from the closing of this offering, a holder of IDSs may separate the IDSs into the Notes and Class A Common Stock without material market impediments, and there is a reasonable possibility that there will be circumstances where a holder of IDSs would find it economically advantageous to so separate the IDSs held by such holder.

The opinions of Houlihan Lokey contain a number of qualifications which are described in the Registration Statement under “Material U.S. Federal Income Tax Consequences—Notes—Characterization of the Notes.” In addition, the opinion of Houlihan Lokey above concerning material market impediments assumes, without investigation on the part of Houlihan Lokey, that (i) one or more of the lead underwriters in the Offering will make a market in the Notes not represented by the IDSs and, upon separation of IDSs, the Notes represented by the IDSs and the Class A Common Stock, in accordance with customary market practice and applicable legal and regulatory requirements and limitations, (ii) only usual and customary brokerage commissions would apply to transactions in such securities and (iii) no automatic separation of the IDSs has occurred.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. Any inaccuracy in such factual matters could adversely affect our opinion.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, the statements of law or legal conclusions in the discussion in the prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” insofar as they discuss matters of United States federal income and estate tax law and regulations or legal conclusions with respect thereto, constitute our opinion.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, with possibly retroactive effect. Our opinion is limited to the United States federal income and estate tax matters described above and does not address state, local or foreign tax issues, or any other United States federal tax issues. We assume no obligation to advise you of changes of law that occur after the date hereof, or of any facts, circumstances, events, or developments that hereafter may be brought to our attention and that may affect the opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the captions “What will happen if additional IDSs or notes of the same series are issued in the future?” and “Material U.S. Federal Income Tax Consequences” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Very truly yours,